Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of PhotoMedex, Inc. for the registration of shares of its common stock and to the incorporation by reference therein of our report dated March 12, 2014, with respect to the consolidated financial statements of LCA-Vision Inc. included in LCA-Vision Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission, and incorporated by reference from the Current Report on Form 8-K filed by PhotoMedex, Inc. on July 28, 2014.
/s/ Ernst & Young LLP
Cincinnati, Ohio
January 9, 2015